FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported): July 14, 2010 (July 12, 2010)

SouthPeak Interactive Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-51869	20-3290391
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2900 Polo Parkway
Midlothian, Virginia 23113

(Address of principal executive offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (804) 378-5100

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a- 12 under the Exchange Act (17 CFR 240.14a- 12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry into a Material Definitive Agreement

On July 12, 2010, SouthPeak Interactive, L.L.C. (the “LLC”),  a wholly owned subsidiary of SouthPeak Interactive Corporation (the “Company” or “we”), entered into a Factoring Agreement with Rosenthal & Rosenthal, Inc. (“R&R”), (the “Factoring Agreement”).  Under the Factoring Agreement, we have agreed to sell receivables arising from our sales of the LLC’s Inventory to R&R.  In connection with the entry into the Factoring Agreement, each of the Company, its subsidiaries, Gone Off Deep LLC (“Gone Off Deep”), SouthPeak Interactive Ltd (“Limited”), and Vid Sub, LLC (“Vid Sub”), and our chairman, Terry Phillips, have executed guarantees in favor of R&R.  In addition, the Company, Gone Off Deep and Vid Sub each granted to R&R a security interest against all their respective assets.  Prior to the Factoring Agreement, there was no material relationship between the LLC, the Company or its affiliates on the one hand, and R&R on the other.

Under the terms of the Factoring Agreement, we are selling all of our receivables to R&R.  For the receivables that R&R approves, R&R will assume the risk of collection for which we have agreed to pay R&R a commission of .60% of the amount payable under all of our invoices to most of our customers against a minimum commission of $30,000 multiplied by the number of months in a contract period, with the first period being 12 months and the second 7 months.  All payments received by R&R are payable to us after amounts due to R&R are satisfied.  Under the Factoring Agreement, we have the right to borrow against payments due us at the rate of 65% of credit approved receivables.  The borrowing rate against non-credit approved receivables is subject to negotiation. The interest rate on borrowings is equal to the greater of prime plus 1.5% per annum or 6.5% per annum.  A $10,000,000 loan cap applies against our borrowings, which cap is subject to an increase of up to $3,000,000 if our stockholders’ equity increases.  The initial term of the Factoring Agreement ends on February 28, 2012.

The description of the Factoring Agreement and the terms thereof are qualified in their entirety to the full text of such agreement, which is filed as an exhibit hereto.

On July 14, 2010, the Company issued a press release regarding the above referenced transaction. A copy of the press release is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 1.02.              Termination of a Material Definitive Agreement

As of July 12, 2010, we repaid in full the entire outstanding balance under that Loan Agreement with SunTrust Banks, Inc. (“SunTrust”), dated December 16, 2005, among the Company, the LLC, and Limited (collectively, the “Borrowers”), as amended (the “Loan Agreement”), and related agreements, including but not limited to the  Revolving Note and Security Agreement, each dated December 16, 2005, and the Addenda to Loan Agreement (collectively, the “Loan Documents”).  As a result of such repayment, (i) each of the Loan Documents have automatically terminated, (ii) the Bank’s lien or security interest in the Borrowers’ assets has been terminated, and (iii) all obligations of the Borrowers under the Loan Documents have been satisfied in full.

Pursuant to the Loan Documents, the Company had a $7.5 million revolving line of credit facility with SunTrust that matured on December 31, 2009, was extended on a month-to-month basis, and was subsequently renewed and extended pursuant to the Seventh Addendum to Loan Agreement, dated as of February 11, 2010 (the “Seventh Amendment”).  Pursuant to the Seventh Amendment, the revolving line of credit facility was increased to $8.0 million, with a new maturity date of November 30, 2010.  The revolving credit line was collateralized by gross accounts receivable, personal guarantees, and a pledge of personal securities and assets by two Company shareholders, one of whom is the Company’s chairman, and certain other affiliates.  The agreements and terms referenced in this Item 1.02 are qualified in their entirety to the full text of the agreements previously filed as exhibits to the Company’s filings with the SEC.

On July 14, 2010, the Company issued a press release regarding the above referenced transaction. A copy of the press release is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.                                          Financial Statements and Exhibits.

(d)	Exhibits

10.1	Factoring Agreement by and between Rosenthal & Rosenthal, Inc. and SouthPeak Interactive, L.L.C., dated as of July 7, 2010.
99.1	Press Release by SouthPeak Interactive Corporation, dated July 14, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 14, 2010

SouthPeak Interactive Corporation

By:	/s/ Melanie Mroz
Melanie Mroz, Chief Executive Officer

Exhibit Index

10.1	Factoring Agreement by and between Rosenthal & Rosenthal, Inc. and SouthPeak Interactive, L.L.C., dated as of July 7, 2010.
99.1	Press Release by SouthPeak Interactive Corporation, dated July 14, 2010